EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s emergence from bankruptcy, and changes in accounting for share based payments, and the method of accounting for and the disclosures regarding pension and postretirement benefits), and of our report dated March 16, 2007, relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
April 23, 2007